EXHIBIT 99

CONTACT:

Gary S. Maier

Maier & Company, Inc.

(310) 442-9852

KEYSTONE AUTOMOTIVE INDUSTRIES

REPORTS FISCAL THIRD QUARTER 2005 RESULTS

POMONA, CA – February 8, 2005 – Keystone Automotive Industries, Inc. (NasdaqNM:KEYS) today reported record sales for its fiscal third quarter ended December 31, 2004.

Net sales for the fiscal third quarter increased 8.2 percent to a record $136.6 million compared with $126.3 million last year. Net income for the fiscal third quarter was $4.0 million, or $0.25 per diluted share compared with $4.5 million, or $0.29 per diluted share, a year ago.

Net sales for the nine months increased 12.2 percent to $405.2 million from $361.0 million in fiscal 2004. For the nine months, net income was $10.5 million, or $0.66 per diluted share, compared with $11.4 million, or $0.75 per diluted share, a year earlier. The nine-month period in fiscal 2005 contained 40 weeks compared with 39 weeks in fiscal 2004.

“Record sales for the quarter reflect continued strength of Keystone’s Platinum Plus private label product line as well as increased utilization of aftermarket collision replacement parts by the collision repair industry,” said Richard L. Keister, president and chief executive officer. He added that net income continues to be impacted by increases in selling, distribution and general administrative expenses over prior-year periods.

John Palumbo, Keystone’s chief financial officer, indicated that sales of automotive body parts, including fenders, hoods, radiators, grilles, lights and other crash parts increased by 10.1 percent. Sales of new and recycled bumpers increased by 9.7 percent and sales of remanufactured wheels and related products climbed 8.5 percent over a year ago. These increases were offset primarily by decreases in sales of paint and related products.

Palumbo also noted that same store sales for the third quarter and nine-month period increased approximately six percent compared with a year ago, with an adjustment for the current fiscal nine-month period to reflect an additional week.

Gross margin for the third quarter was 43.8 percent compared with 44.0 percent last year. Impacting gross margin was a $600,000 reserve for excess and obsolete wheel inventories.

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Keystone Automotive Industries, Inc.

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Keister highlighted Keystone’s ongoing focus on leveraging the company’s expanding distribution network and its acquisition during the quarter of Chambers Parts Distribution, headquartered in Manchester, Maine. The company continues to seek additional acquisitions.

“With the exception of our Canadian operations and the recent Chambers acquisition, we have completed our enterprise system rollout, however we still face significant work to refine and optimize the system to allow us to leverage the benefits,” Keister said.

About Keystone

Keystone Automotive Industries, Inc. distributes its products primarily to collision repair shops through its 129 distribution facilities, of which 22 serve as regional hubs, located in 38 states and Canada. Its product lines consist of automotive body parts, bumpers, and remanufactured alloy wheels, as well as paint and other materials used in repairing a damaged vehicle. These products comprise more than 19,000 stock keeping units that are sold to more than 25,000 repair shops throughout the United States and Canada.

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for certain forward-looking statements. The statements contained in this press release that are not historical facts are forward-looking statements based on the company’s current expectations and beliefs concerning future developments and their potential effects on the company. There can be no assurance that future developments affecting the company will be those anticipated by the company. Actual results may differ from those projected in the forward-looking statements. These forward-looking statements involve significant risks and uncertainties (some of which are beyond the control of the company) and are subject to change based upon various factors, including but not limited to the impact on the company as a result of actions which have been, or in the future may be, taken by insurance companies with respect to aftermarket lighting products and the willingness of aftermarket lighting manufactures to insure compliance with federal standards. Reference is also made to the Cautionary Statements set forth in the company’s Form 10-K Annual Report filed with the Securities and Exchange Commission(SEC) on June 9, 2004 and in Part II, Item 5 of its Form 10-Qs filed with the SEC thereafter for additional risks and uncertainties facing the company. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as the result of new information, future events or otherwise.

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(Tables Follow)

Keystone Automotive Industries, Inc.

Condensed Consolidated Statements of Income

(In thousands, except share and per share amounts)

(Unaudited)

	Thirteen Weeks Ended December 31, 2004	Thirteen Weeks Ended December 26, 2003	Forty Weeks Ended December 31, 2004	Thirty-nine Weeks Ended December 26, 2003
Net Sales	$136,631	$126,277	$405,156	$361,040
Cost of Sales	76,819	70,717	229,128	203,679

Gross Profit	59,812	55,560	176,028	157,361
Operating Expenses:
Selling & Distribution	40,379	37,101	121,479	107,801
General & Administrative	13,166	11,360	39,169	32,020

Operating Income	6,267	7,099	15,380	17,540
Other Income	402	485	2,102	1,678
Interest Expense	(58)	(188)	(216)	(528)

Income Before Income Taxes	6,611	7,396	17,266	18,690
Income Taxes	2,599	2,889	6,810	7,316

Net Income	$4,012	$4,507	$10,456	$11,374

Per Common Share
Income
Basic:	$0.26	$0.30	$0.67	$0.76

Diluted:	$0.25	$0.29	$0.66	$0.75

Weighted average common shares outstanding:
Basic:	15,699,000	15,064,000	15,597,000	14,901,000

Diluted:	15,844,000	15,464,000	15,776,000	15,214,000

Keystone Automotive Industries, Inc.

Condensed Consolidated Balance Sheets

(In thousands, except share amounts)

	December 31, 2004	March 26, 2004
	(Unaudited)	(Note)
ASSETS
Current Assets:
Cash and cash equivalents	$4,807	$3,176
Accounts receivable, net of allowance of $1,114 at December 2004 and $887 at March 2004	48,239	44,005
Inventories, primarily finished goods	113,901	107,221
Other current assets	7,837	11,532

Total current assets	174,784	165,934
Plant, property and equipment, net	32,384	30,652
Goodwill	11,109	9,662
Other intangibles, net of accumulated amortization of $3,776 at December 2004 and $3,565 at March 2004	1,008	1,323
Other assets	8,528	8,342

Total assets	$227,813	$215,913

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Credit facility	$2,373	$10,000
Accounts payable	21,691	18,598
Accrued liabilities	15,828	14,477
Income tax liabilities	1,503	—

Total current liabilities	41,395	43,075
Other long-term liabilities	872	1,311
Shareholders’ Equity:
Preferred stock, no par value:
Authorized shares—3,000,000
None issued and outstanding	—	—
Common stock, no par value:
Authorized shares—50,000,000
Issued and outstanding shares 15,750,000 at December 2004 and 15,443,000 at March 2004, at stated value	92,311	89,492
Restricted Stock	362	180
Additional paid-in capital	5,967	5,967
Retained earnings	87,297	76,841
Accumulated other comprehensive loss	(391)	(953)

Total shareholders’ equity	185,546	171,527

Total liabilities and shareholders’ equity	$227,813	$215,913

Note: The balance sheet at March 26, 2004 has been derived from the audited consolidated financial statements at that date but does not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements.